EXHIBIT 99.1

ENGlobal Announces First Quarter 2024 Financial and Operating Results

HOUSTON, TX / ACCESSWIRE / May 9, 2024 / ENGlobal Corporation (NASDAQ:ENG), a provider of innovative engineering project solutions focused on the energy industry, today announced it has filed its first quarter 2024 report on Form 10-Q with the U.S. Securities and Exchange Commission for the three-months ended March 30, 2024. The report details ENGlobal’s financial and operational results.

“ENGlobal continued to make progress in repositioning its business in the first three months of 2024 as we focus on returning to our roots as a firm providing best-in-class project engineering and automation services to both private sector and government clients,” said William A. Coskey, P.E. Chairman and Chief Executive Officer of ENGlobal. “While we posted a modest loss in the first quarter, we believe we are on a path to profitability through improved operating efficiencies and a commitment to enhanced project execution.”

Revenues for the three months ended March 30, 2024 were $6.5 million compared to $13.2 million for the same period in 2023. Net loss in the quarter was $1.4 million, compared to a net loss of $6.3 million in the same quarter a year ago. ENGlobal lost $0.27 per fully diluted share in the first quarter of 2024 compared to a loss of $1.33 per fully diluted share in the first quarter of 2023.

Financial and operational highlights for the quarter include:

•	Gross profit was $464,000, or 7.1% of revenue, an increase of $2.3 million, when compared to a gross loss of $1.8 million for the first quarter of 2023.
•	Selling, general and administrative expense was $2.0 million in the quarter, a decrease of $2.4 million from $4.4 million in the first quarter of 2023.
•	Improved utilization of our billable resources from approximately 70% a year ago to over 80%. This occurred through improved optimization of our labor force.

“While we will not be pleased until ENGlobal is once again profitable, the ENGlobal team continues to pursue opportunities that demonstrate our expertise in executing complex engineering projects,” continued Coskey. “We are actively pursuing new opportunities that, if successful, create a path for significant revenue and earnings growth. Moreover, while there are no guarantees, we are encouraged by our ongoing discussions with potential strategic partners that could be transformational for ENGlobal and its shareholders.”

ENGlobal’s comprehensive financial statements can be found in the Company’s quarterly report filed on Form 10-Q with the U.S. Securities and Exchange Commission.

ENGlobal’s total backlog as of March 30, 2024 was approximately $10.8 million. The Company booked approximately $5.7 million in new business in the first quarter.

“While we still have significant work to do to reach our goals and the full potential of ENGlobal, the impact of our restructuring efforts is apparent in the first quarter,” concluded Coskey. “We continue to make progress each and every day and continue to work toward our goal of being a leading, profitable engineering and automation firm. I want to thank the entire ENGlobal family for their continued efforts, loyalty and unwavering dedication, and I am grateful for the talent and contributions of each member of our team. I look forward to continuing to work with this exceptional group toward a profitable future.”

About ENGlobal

ENGlobal Corporation (NASDAQ:ENG) is a provider of innovative, delivered project solutions primarily to the energy industry. ENGlobal operates through two reportable segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction management and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

For further information, please email ir@englobal.com.

Cautionary Note Regarding Forward-Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.